RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles &
Company, L.P.

Name of Fund:  See Attached

Total Net Assets of Fund:  See Attached

Issuer:  Whiting Petroleum Corp

Underwriter(s): See Attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  12/12/2017

Date of Offering:  12/12/2017

Amount of Purchase1:  $68,759,000.00

Purchase Price:  $100

Commission or Spread: 1.25%


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered
under the Securities Act of 1933 (the "1933 Act") that is being offered to the public, (ii) part of an issue of government securities as defined under the Investment Company Act of 1940, (iii)"municipal securities" as defined under the Securities Exchange
Act of 1934, (iv) sold in an offering conducted under the laws of a country other than the United
States subject to certain requirements, or (v) exempt from registration under Rules 144A of the 1933
Act.

	If the securities meet conditions (i), (ii), (iv) or (v):

X	the issuer of such securities has been in continuous
operation for not less than three years (including operations of predecessors).




Issuer was founded prior to 2014.

If the securities meet conditions (iii):

X	such securities are sufficiently liquid that they can
be sold at or near their carrying value within a reasonably short period of time and are either subject to no greater than moderate credit risk or, if the issuer of the municipal securities (or the entity supplying revenues or other payments from which the issue is to be paid) has been in continuous operation for less than three years (including any predecessors), subject to a minimal or low amount of credit risk (with determination as to whether the issue of municipal securities meeting the preceding criteria having been made by the investment adviser/and or subadviser of the relevant fund).


X	The securities were purchased prior to the end of
the first day of which any sales were made and the purchase price did not exceed the offering price (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable
and fair compared to that being received by others for underwriting similar securities during a comparable period of time.

X	The amount of the securities purchased by the Fund,
aggregated with purchases by any other investment company advised by the Fund's investment adviser or sub-adviser, and any purchases by another account with respect to which the investment adviser or sub-adviser exercised such investment discretion with respect to the purchase did not exceed 25% of the principal amount of the offering.2

X	No underwriter which is an affiliate of the Fund's
adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part of
the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.







      Signed by: /s/ Chip Bankes
		Signed By: /s/ Brendan Joyce
	Date: 12/29/17
		Date: 12/29/17

Account        Account Name      Price   Amount of   Total Net Assets
					  Purchase       of Fund
3557N3FILS  Multi-Asset Income    100    450,000.00   48,769,311.79
	    Fund-Fixed Income

BB2002LS    Core Plus Bond Fund   100    13,400,000.00  6,558,402,787.20


1 Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.
2  Special counting rules apply for Rule 144A offerings.




Exhibit 77O(i)